Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2016 Financial Results
AUSTIN, Texas--(BUSINESS WIRE)-April 25, 2016--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2016.
Highlights

▪	Achieved quarterly FFOM of $78.2 million or $0.62 per fully diluted share compared to $76.1 million or $0.67 per fully diluted share in the first quarter prior year.

▪	Increased same store wholly-owned net operating income ("NOI") 2.5 percent over the first quarter 2015 with revenues increasing 2.3 percent and operating expenses increasing 2.1 percent.

▪
Achieved same store wholly-owned average physical occupancy of 97.4 percent for the first quarter 2016 compared to 97.8 percent for the first quarter 2015. The non-core properties targeted for disposition represented 37 basis points of this 40 basis point decrease in same store wholly-owned average physical occupancy.

▪
Preleased the same store wholly-owned portfolio for the upcoming academic year to 83.3 percent applied for and 77.4 percent leased as of April 22, 2016 with a current projected rental rate increase of 3.0 percent. This compares to 82.4 percent applied for and 75.7 percent preleased for the same date prior year. Excluding non-core properties targeted for disposition, the same store wholly-owned portfolio is preleased to an average of 80.0 percent versus 76.7 percent for the same date prior year.

▪
As part of its strategic capital recycling plan, focused on the disposition of the remaining non-core assets, the company completed the sale of two non-core properties for $73.8 million during the quarter. Totaling 1,324 beds, these two properties average over 21 years of age and over 0.6 miles from their respective campuses.

▪
Raised approximately $708 million in net proceeds from a public offering of 17,940,000 shares of common stock at a price of $41.25 per share on February 5, 2016, which includes 2,340,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

▪
Executed a predevelopment agreement for an on-campus American Campus Equity (ACE®) transaction with Virginia Commonwealth University for the replacement and expansion of first-year student housing. The project, which continues to undergo predevelopment activity, is expected to include approximately 1,524 on-campus beds targeted for delivery in Fall 2018.

▪
Subsequent to quarter end, executed a ground lease and commenced construction on an eighth phase on-campus development with Prairie View A&M University. The 466-bed ACE community is slated for occupancy in Fall 2017.

▪
Subsequent to quarter end, commenced construction on Suites at 3rd, a core off-campus development located pedestrian to the University of Illinois. The community will include 251 beds and efficiently share operations and amenities with our existing asset, Tower at Third, upon delivery in Fall 2017.

▪
Executed a pre-development agreement for a proposed third-party development project on the campus of Texas A&M University - San Antonio, and executed a third-party consultant agreement with CHF - Collegiate Housing Island Campus to provide advisory services related to their potential purchase of a 1,790-bed apartment community located on the campus of Texas A&M University - Corpus Christi.

▪	Subsequent to quarter end, awarded the right to begin pre-development services for a proposed third-

party development project on the campus of La Salle University.

▪	The company’s corporate credit rating was upgraded to BBB from BBB- by Standard & Poor’s Ratings Services.

▪
Recognized by the National Multifamily Housing Council (NMHC) as a Top 50 Apartment Owner and Top 50 Apartment Manager via inclusion in the 2016 NMHC 50, the authoritative ranking of the country’s largest apartment owners, managers, developers and contractors.

▪
Won an industry leading five INNOVATOR Awards at this year's Student Housing Business National Conference, including three on-campus awards, increasing our cumulative total to an industry leading 19 awards.

“As highlighted by the record number of attendees at the recent Interface Student Housing Conference, including notable participants from institutional and global capital, our sector continues to flourish with consistent internal growth and tremendous external growth opportunities,” said Bill Bayless, American Campus CEO. “While our recent equity offering and the strategic dispositions included in our guidance have a dilutive impact to current year earnings, 2016 sets the stage for meaningful value creation in 2017 and beyond in earnings per share and net asset value, as we execute on our expanding, high-yielding development pipeline and internally on our prospects for accelerating same store NOI growth.”
First Quarter Operating Results
Revenue for the 2016 first quarter totaled $200.0 million, an increase of 3.9 percent from $192.5 million in the first quarter 2015. Operating income for the quarter increased $2.9 million or 5.7 percent over the prior year first quarter. The increase in revenues and operating income was primarily due to growth resulting from recently completed development properties, increased rental rates for the 2015-2016 academic year, and property acquisitions completed in 2015, offset by the loss of revenue and operating income associated with the sale of 22 non-core properties during 2015 and 2016. Net income for the 2016 first quarter totaled $45.6 million, or $0.36 per fully diluted share, compared with net income of $70.2 million, or $0.62 per fully diluted share for the same quarter in 2015. Compared to the prior year, the decrease in net income is primarily due to a $26.8 million decrease in gains from disposition of real estate driven by the sale of two properties in the current quarter as compared to ten properties in the first quarter of 2015. FFO for the 2016 first quarter totaled $81.8 million, or $0.65 per fully diluted share, as compared to $77.0 million, or $0.68 per fully diluted share for the same quarter in 2015. FFOM for the 2016 first quarter was $78.2 million, or $0.62 per fully diluted share as compared to $76.1 million, or $0.67 per fully diluted share for the same quarter in 2015. A reconciliation of FFO and FFOM to net income is provided in Table 3.
NOI for same store wholly-owned properties was $95.5 million in the quarter, an increase of 2.5 percent from $93.1 million in the 2015 first quarter. Same store wholly-owned property revenues increased by 2.3 percent over the 2015 first quarter due to an increase in average rental rates for the 2015-2016 academic year. Same store wholly-owned property operating expenses increased by 2.1 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 5.8 percent to $107.7 million for the quarter from $101.7 million in the comparable period of 2015.
Portfolio Update
Developments
The company is progressing on the construction of 14 owned-development and presale development projects with expected deliveries in Fall 2016 and 2017. The developments total approximately $724.1 million, are all core Class A assets located on or pedestrian to campus in their respective markets - averaging less than 0.1 miles to campus, and are on track to achieve a stabilized development yield in the range of 6.5 - 7.0 percent.
The seven development and presale development projects scheduled to open in Fall 2016 totaling $307.4 million are preleased to an average of 67.2 percent for the upcoming academic year as of April 22, 2016. When excluding Merwick Stanworth Phase II, a community which will serve faculty and staff members of Princeton University and is expected to stabilize in a manner consistent with a multi-family property during the first academic session, consistent with the first phase Merwick Stanworth development, the company’s 2016 new development deliveries are preleased to an average of 76.3 percent.

American Campus Equity (ACE)
Subsequent to quarter end, the company executed a ground lease and commenced construction on our eighth on-campus development at Prairie View A&M University. Upon delivery in Fall 2017, the $26.8 million ACE development will contain 466 beds, and will join the existing on-campus housing which has achieved occupancy in excess of 98 percent in each of the past five years.
Subsequent to quarter end, the company executed a predevelopment agreement for a previously announced ACE transaction located on the campus of Virginia Commonwealth University for the replacement and expansion of first-year student housing. The estimated $92.0 million project, which is continuing in predevelopment, is expected to include 1,524 on-campus beds, and is targeting delivery in Fall 2018.
Off-Campus Owned
Subsequent to quarter end, the company commenced construction on Suites at 3rd, a 251-bed development located pedestrian to the University of Illinois in the popular Campustown submarket. The $25.0 million LEED Gold certified project will serve as a new phase of our existing Tower at Third property, efficiently sharing amenities and operations upon delivery in Fall 2017.
Dispositions
The company continues to strategically target its remaining non-core assets for disposition, representing as much as $600 million in total sales in 2016. As part of these efforts, the company completed the sale of two non-core properties for $73.8 million during the quarter. These two properties contain 1,324 beds, average over 21 years of age, and are located an average of 0.6 miles from their respective campuses. The properties were sold at an average economic cap rate of 5.6 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.
Third-Party Services
During the quarter, the company was awarded the right to begin pre-development services for a proposed third-party on-campus development project at Texas A&M University - San Antonio, which targets delivery in Fall 2017 or Fall 2018. Also during the quarter, the company executed a third-party consultant agreement with CHF to oversee, manage and review their potential purchase of a 1,790-bed apartment community located on the campus of Texas A&M University - Corpus Christi. Finally, subsequent to quarter end, the company was awarded the right to begin pre-development services for a proposed third-party on-campus development project at La Salle University. ACC anticipates providing management services for these projects upon completion although the full scope, feasibility, fees and timing have not been finalized.
Capital Markets
In January, the company entered into a $150 million unsecured term loan agreement which matures March 29, 2021 and used the proceeds to repay an equal amount outstanding on an existing term loan agreement which matures in January 2017. The new loan is expandable by $50 million upon the satisfaction of certain conditions and bears interest at a variable rate with a spread reflecting current market terms which included a reduction in the LIBOR spread, as compared to the prior term loan, of approximately 10 to 15 basis points.
On February 5, 2016, the company raised approximately $708 million in net proceeds from a public offering of 17,940,000 shares of common stock at a price of $41.25 per share, which includes 2,340,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing. Proceeds were used to repay the outstanding balance on the company’s revolving credit facility and to repay a $250 million unsecured term loan which was scheduled to mature in March 2019. The company intends to use the remaining proceeds for potential repayment of other maturing debt, to fund the company’s development pipeline, potential acquisitions of student housing properties and for general corporate purposes. The offering further strengthens the balance sheet and positions the company to continue to execute on the significant accretive core development opportunities both on and off campus.
With the application of a portion of the proceeds from the company’s issuance of common stock to fully repay the outstanding balance on the revolving credit facility and the $250 million unsecured term loan which was scheduled to mature in March 2019, all of the company’s remaining variable rate debt is hedged with floating-to-fixed interest rate swaps to January 2017.

During the quarter, Standard & Poor’s Ratings Services (S&P) upgraded its corporate credit rating on the company from BBB- to BBB. In its report, S&P noted, “We are raising our corporate credit rating on ACC to ‘BBB’, based on the recent deleveraging and strong recent operating performance.” Further, the report states that ACC’s “outlook is stable” and “reflects our view that ACC will achieve modest growth in its same-store portfolio while delivering fully occupied new development projects currently in process”.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM Share Offering Program during the first quarter, or subsequent to quarter end.
2016 Outlook
The company is maintaining its previously stated guidance range for the fiscal year 2016, anticipating that FFO will be in the range of $2.19 to $2.35 per fully diluted share and FFOM will be in the range of $2.14 to $2.30 per fully diluted share. For additional details regarding the company’s 2016 outlook, please see pages 16-17 of the Supplemental Analyst Package 1Q 2016. All guidance is based on the current expectations and judgment of the company’s management team.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2016 outlook on Tuesday, April 26, 2016 at 10 a.m. EDT (9:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 5420837, and participants outside the U.S. may dial 412-317-6061 passcode 5420837 at least five minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until May 10, 2016 by dialing 877-344-7529 or 412-317-0088 conference number 10082317. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2016, American Campus Communities owned 163 student housing properties containing approximately 100,600 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 203 properties with approximately 131,100 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,574,096	$5,522,271
Wholly-owned properties held for sale	—	55,354
On-campus participating properties, net	88,990	90,129
Investments in real estate, net	5,663,086	5,667,754

Cash and cash equivalents	387,273	16,659
Restricted cash	40,312	33,675
Student contracts receivable, net	7,024	18,475
Other assets1 2	269,842	269,685

Total assets	$6,367,537	$6,006,248

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt[2]	$1,087,716	$1,094,962
Unsecured notes[2]	1,187,175	1,186,700
Unsecured term loans[2]	348,376	597,719
Unsecured revolving credit facility	—	68,900
Accounts payable and accrued expenses	49,306	71,988
Other liabilities[3]	155,033	144,811
Total liabilities	2,827,606	3,165,080

Redeemable noncontrolling interests	66,133	59,511

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,304	1,124
Additional paid in capital	4,026,045	3,325,806
Treasury stock	(405)	(403)
Accumulated earnings and dividends	(557,427)	(550,501)
Accumulated other comprehensive loss	(7,240)	(5,830)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,462,277	2,770,196
Noncontrolling interests – partially owned properties	11,521	11,461
Total equity	3,473,798	2,781,657

Total liabilities and equity	$6,367,537	$6,006,248

1.	As of March 31, 2016, other assets include approximately $3.6 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.
Beginning in 2016, deferred financing costs associated with secured mortgage, construction and bond debt, unsecured notes, and unsecured term loans are subject to new accounting guidance and are presented as a direct reduction to the carrying value of the debt. Prior period amounts have been reclassified to conform to the current period presentation.

3.	As of March 31, 2016, other liabilities include approximately $40.7 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015

Revenues:
Wholly-owned properties	$185,702	$179,898
On-campus participating properties	10,046	9,200
Third-party development services	1,035	564
Third-party management services	2,410	2,001
Resident services	802	830
Total revenues	199,995	192,493

Operating expenses:
Wholly-owned properties	78,851	79,010
On-campus participating properties	3,042	2,668
Third-party development and management services	3,738	3,139
General and administrative	5,309	4,751
Depreciation and amortization	53,716	50,651
Ground/facility leases	2,304	2,098
Total operating expenses	146,960	142,317

Operating income	53,035	50,176

Nonoperating income and (expenses):
Interest income	1,279	1,112
Interest expense	(22,627)	(21,988)
Amortization of deferred financing costs	(2,542)	(1,379)
Gain from disposition of real estate	17,409	44,252
Loss from early extinguishment of debt	—	(595)
Total nonoperating (expense) income	(6,481)	21,402

Income before income taxes	46,554	71,578
Income tax provision	(345)	(311)
Net income	46,209	71,267
Net income attributable to noncontrolling interests and other	(622)	(1,070)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$45,587	$70,197
Other comprehensive loss
Change in fair value of interest rate swaps	(1,410)	(1,868)
Comprehensive income	$44,177	$68,329
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic	$0.37	$0.63
Diluted	$0.36	$0.62

Weighted-average common shares outstanding:
Basic	123,445,985	110,955,099
Diluted	124,266,312	112,974,505

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$45,587	$70,197
Noncontrolling interests	622	1,070
Gain from disposition of real estate	(17,409)	(44,252)
Real estate related depreciation and amortization	53,046	50,024
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	81,846	77,039

Elimination of operations of on-campus participating properties:
Net income from on-campus participating properties	(3,164)	(2,668)
Amortization of investment in on-campus participating properties	(1,823)	(1,716)
	76,859	72,655
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow[1]	850	875
Management fees	459	427
Impact of on-campus participating properties	1,309	1,302

Property acquisition costs	—	1,530
Elimination of loss from early extinguishment of debt[2]	—	595
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$78,168	$76,082

FFO per share – diluted	$0.65	$0.68

FFOM per share – diluted	$0.62	$0.67

Weighted average common shares outstanding - diluted	125,679,948	112,974,505

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
Represents losses associated with the early pay-off of mortgage loans for two properties sold during the three months ended March 31, 2015. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFOM to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
2016 Outlook
(dollars in thousands, except share and per share data)

	Low	High

Net income	$90,800	$101,000
Noncontrolling interests	900	1,100
Depreciation and amortization	195,700	206,100
Funds from operations ("FFO")	$287,400	$308,200

Elimination of operations from on-campus participating properties	(11,000)	(11,400)
Modifications to reflect operational performance of on-campus participating properties	3,800	4,400
Funds from operations - modified ("FFOM")	$280,200	$301,200

Net income per share - diluted	$0.69	$0.77

FFO per share - diluted	$2.19	$2.35

FFOM per share - diluted	$2.14	$2.30

Weighted-average common shares outstanding - diluted	130,950,000	130,950,000

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000